PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MAY 19, 1998)

                               [GRAPHIC OMITTED]

                       $200,000,000 AGGREGATE PRINCIPAL
                           AMOUNT OF 5% CONVERTIBLE
                          SUBORDINATED NOTES DUE 2004

                               7,852,375 SHARES
                                OF COMMON STOCK

     This Prospectus Supplement and the accompanying Prospectus relate to the offer and sale from time to time by the holders named herein and therein or by their transferees, pledgees, donees, or successors (collectively, the "Selling Holders") of up to $200,000,000 aggregate principal amount of 5% Convertible Subordinated Notes due 2004 (the "Notes") of Tel-Save Holdings, Inc. (the "Company") and up to 7,852,375 shares of common stock, par value $.01 per share, of the Company (the "Common Stock"), issuable upon the conversion of the Notes in full (the "Shares" and, together with the Notes, the "Securities"). The Company will receive no part of the proceeds of the sales made under this Prospectus Supplement or the accompanying Prospectus. On August 24, 1998, the last reported sale price for the Common Stock on the Nasdaq National Market was $13 1/4.

                                ----------------

     PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS" BEGINNING ON PAGE 3 OF THE ACCOMPANYING PROSPECTUS.

                                ----------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURI-
        TIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON
          THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTA-
                  TION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     The date of this Prospectus Supplement
                               is August 27, 1998.

     The information in this Prospectus Supplement is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto appearing or incorporated by reference in the accompanying Prospectus. Prior to making an investment decision with respect to the Securities offered by this Prospectus Supplement and the accompanying Prospectus, prospective investors should consider carefully the information contained and incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

     Capitalized terms used herein and not defined have the meaning assigned to them in the accompanying Prospectus.

                                 SELLING HOLDERS

     The following table supplements the table appearing on pages 34 and 35 of the accompanying Prospectus and sets forth information with respect to Selling Holders not identified in the accompanying Prospectus. The name of each Selling Holder identified below is accompanied by the amount of Notes beneficially owned by such Selling Holder that may be offered pursuant to this Prospectus Supplement and the accompanying Prospectus. Such information was obtained from the Selling Holders between July 11, 1998 and the date hereof unless otherwise noted. The Shares into which the Notes are convertible are also offered pursuant to this Prospectus Supplement and the accompanying Prospectus, and the formula for conversion is set forth in the accompanying Prospectus under "DESCRIPTION OF THE NOTES -- Conversion." To the Company's knowledge, except as noted below, none of the Selling Holders identified below has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates. Because the Selling Holders may offer all or some portion of the Notes or Shares issuable upon conversion thereof pursuant to this Prospectus Supplement and the accompanying Prospectus, no estimate can be given as to the amount of the Notes or Shares issuable upon conversion thereof that will be held by the Selling Holders upon termination of any such sales. In addition, the Selling Holders identified below may have sold, transferred or otherwise disposed of all or a portion of their Notes, since the date on which they provided the information regarding the Notes, in transactions exempt from the registration requirements of the Securities Act.


                                                                                                 PRINCIPAL
                                                                              PRINCIPAL          AMOUNT OF
                                                                           AMOUNT OF NOTES     NOTES COVERED
                                                                             BENEFICIALLY         BY THIS
                          SELLING HOLDER NAME                                   OWNED           PROSPECTUS
-----------------------------------------------------------------------   -----------------   --------------
Bank of America Convertible Securities Fund DTC #2130 Bank of
 America Personal Trust ...............................................       $  170,000        $  170,000
Commonwealth Life Insurance -- Company Stock
 TRAC (TEAMSTERS I)(1)(4) .............................................       $  567,000        $  567,000
Deeprock & Co.(1)(4) ..................................................       $  433,000        $  433,000
Donaldson, Lufkin & Jenrette Securities Corp. .........................       $3,800,000        $3,800,000
Glacier Water Services, Inc.(4) .......................................       $  500,000        $  500,000
MainStay Convertible Fund(1)(4) .......................................       $3,375,000        $3,375,000
MainStay VP Convertible Portfolio(4) ..................................       $1,000,000        $1,000,000
New York Life Separate Account #7 .....................................       $1,800,000        $1,800,000
Pacific Horizon Capital Income Fund DTC #901 Bank of New York .........       $1,000,000        $1,000,000
Pacific Innovations Trust Capital Income Fund DTC #2616 PNC Bank,
 National Association .................................................       $  230,000        $  230,000
Raytheon Company Master Pension Trust(4) ..............................       $1,170,000        $1,170,000
SBC Warburg Dillon Reed Inc.(4) .......................................       $1,250,000        $1,250,000
Shepherd Investments International Ltd.(1)(4) .........................       $1,250,000        $1,250,000
Smith Barney Inc.(1)(3) ...............................................       $4,204,000        $4,204,000
Societe Generale Securities Corp.(4) ..................................       $4,400,000        $4,400,000
Stark International(1)(4) .............................................       $1,250,000        $1,250,000

----------

(1) The Notes listed here are in addition to those listed in the Prospectus dated May 19, 1998.

(2) Boston Partners Bond Fund, Mellon Trust, and Orange County Employee Retirement System were mistakenly listed as Selling Holders in the Prospectus dated May 19, 1998.

(3) Smith Barney Inc. was an Initial Purchaser of the Notes. In December 1997, Smith Barney Inc. merged with Salomon Brothers Inc., which has performed advisory services for the Company and had credit relationships with the Company.

(4) Information was provided by the Selling Holder between May 20, 1998 and July 10, 1998.

     The foregoing list of Selling Holders, and the list of Selling Holders pages 34 and 35 of the accompanying Prospectus, may not include holders of additional aggregate principal amount of Notes which have been registered for future sale under the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus are parts. Additional Selling Holders will be identified, together with the amount of Securities to be offered by such holders, in one or more additional supplements to the accompanying Prospectus. Any such supplement will be circulated with the accompanying Prospectus and will be deemed to be a part thereof as of the date of such supplement. Only the Selling Holders listed in the accompanying Prospectus or any supplement thereto, including this Prospectus Supplement, (or the transferees, pledgees or donees of such Selling Holders, or their successors) will be entitled to offer their Securities by means of the accompanying Prospectus, as supplemented from time to time.

======================================================           ======================================================

     NO DEALER,  SALESPERSON OR  OTHER  INDIVIDUAL HAS                       $200,000,000 AGGREGATE PRINCIPAL
BEEN AUTHORIZED  TO  GIVE  ANY  INFORMATION OR TO MAKE                           AMOUNT OF 5% CONVERTIBLE
ANY  REPRESENTATIONS  OTHER THAN THOSE CONTAINED IN OR                          SUBORDINATED NOTES DUE 2004
INCORPORATED   BY  REFERENCE  IN  THIS  PROSPECTUS  IN
CONNECTION  WITH THE OFFERING MADE BY THIS  PROSPECTUS
AND,   IF   GIVEN  OR  MADE,   SUCH   INFORMATION   OR                               7,852,375 SHARES
REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN                                OF COMMON STOCK
AUTHORIZED  BY THE  COMPANY  OR  ANY  OF  ITS  AGENTS.
NEITHER THE DELIVERY OF THIS  PROSPECTUS  NOR ANY SALE
MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES,  CREATE
AN  IMPLICATION  THAT  THERE HAS BEEN NO CHANGE IN THE
AFFAIRS  OF THE  COMPANY  SINCE  THE  DATE AS OF WHICH
INFORMATION   IS  GIVEN  IN  THIS   PROSPECTUS.   THIS
PROSPECTUS   DOES   NOT   CONSTITUTE   AN   OFFER   OR
SOLICITATION  BY ANYONE IN ANY  JURISDICTION  IN WHICH
THE PERSON  MAKING SUCH OFFER OR  SOLICITATION  IS NOT
QUALIFIED  TO DO SO OR TO ANY  PERSON  TO WHOM,  IT IS
UNLAWFUL TO MAKE SUCH SOLICITATION.

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                   TABLE OF CONTENTS                                                [GRAPHIC OMITTED]



                                                 PAGE                          --------------------------
                                                 ----                             PROSPECTUS SUPPLEMENT
            PROSPECTUS SUPPLEMENT                                              --------------------------

Selling Holders ..............................    S-2

               PROSPECTUS

Available Information ........................      2
Incorporation of Certain Documents by
   Reference .................................      3
Risk Factors .................................      4
The Company ..................................     11
Description of Capital Stock .................     11
Description of the Notes .....................     11
Book-Entry System; Delivery and Form .........     24
Certain U.S. Federal Income Tax Conse-
   quences ...................................     29
Use of Proceeds ..............................     33
Selling Holders ..............................     33
Plan of Distribution .........................     36
Legal Matters ................................     36
Experts ......................................     37                            Dated August 27, 1998


======================================================           ======================================================